SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): May 1, 2006

Commission File Number: 000-030813

AlphaRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0177440
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

200-168 Konrad Crescent
Markham, Ontario, Canada L3R 9T9
(Address of principal executive offices)

Registrant's telephone number, including area code: (905) 479-3245

ITEM: 1.01 - ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On May 1, 2006, AlphaRx International Holdings Limited ("AIH"), a wholly-owned subsidiary of AlphaRx Inc. (the "Company") and a company chartered in the British Virgin Islands, entered into a Joint Venture Agreement with China Lianyungang City Golden Enterprises Limited ("China Party"), to form a Joint Venture under the name Golden AlphaRx Pharmaceuticals Limited ("Golden Alpha") for the manufacturing, marketing and distribution of pharmaceutical and consumer health care products.

The China Party agreed to provide working capital of RMB250 Million (US$31 million) for funding Golden Alpha and such working capital will be injected as equity. Golden Alpha will construct a new manufacturing plant in Lianyungang City, Jiangsu Province, China and will establish a distribution network for distributing and marketing the pharmaceutical products, health supplement products and health food products. Under the terms of the agreement, AIH will license certain products and will develop branded generic products in lieu of capital payment to Golden Alpha and in return, Golden Alpha will issue to AIH its common shares equivalent to 30% of its total issued and outstanding shares. AIH will receive a 5% royalty from Golden Alpha's gross sales

Golden Alpha will fund all costs related to development, clinical trials, regulatory approvals, marketing and promotional expenditures for the licensed products.

A copy of the press release we issued in connection with this Agreement is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 2, 2006

/s/ Michael Lee
Michael M. Lee, President